Exhibit 99.1

Company Contact Martin McGlynn Chief Executive Officer (650) 475-3100	Investor Relations Ina McGuinness or Bruce Voss Lippert/Heilshorn & Associates (310) 691-7100 imcguinness@lhai.com

For Immediate Release

STEMCELLS COMPLETES EQUITY FINANCING

$22.5 Million in Funds to Support Batten’s Trial

PALO ALTO, Calif., November 1, 2004 — StemCells, Inc. (NASDAQ: STEM) today announced that it has consummated the private placement of 7,500,000 shares of its registered common stock at a purchase price of $3.00 per share, for gross proceeds to StemCells, Inc. of $22.5 million. The sale was announced on Tuesday, October 27, 2004.

“This financing brings our cash balance to approximately $44.0 million, which we believe will be sufficient to take our planned Phase I clinical trial for Batten disease through trial recruitment, study monitoring, data analysis and patient follow-up, as well as support the planned filing in 2005 of a second Investigational New Drug (IND) application for another central nervous system indication,” said Martin McGlynn, StemCells’ President and Chief Executive Officer. “The commencement of our Batten’s trial remains subject to the U.S. Food & Drug Administration’s approval of our first IND, which we plan to file by the first quarter of 2005. Assuming approval, we will investigate the safety of transplanting our patented human neural stem cells, HuCNS-SC, in patients, and determine if the transplanted cells secrete the missing lysosomal enzymes in the brain and alter some characteristics and clinical course of the disease. Results of preclinical studies designed to examine safety and efficacy encourage us to begin answering important questions in a specific population of NCL patients.”

About Batten Disease

The neuronal ceroid lipofuscinoses (NCLs) are a group of rare genetic disorders affecting children, generally known as Batten disease. In patients with Batten disease, particular housekeeping enzymes normally secreted in the brain are either defective or missing, as a result of gene mutations. Lack of the enzyme causes a buildup of toxic waste (aggregates of lipids and proteins called lipofuscin) primarily in the brain and leads to the death of neurons. Children with Batten disease suffer seizures and the progressive loss of motor skills, sight and mental capacity, eventually becoming blind, bedridden and unable to communicate. Today, Batten disease is always fatal.

About StemCells, Inc.

StemCells, Inc. is a development stage biotechnology company focused on the discovery, development and commercialization of stem cell-based therapies to treat diseases of the nervous system, liver, and pancreas. The Company’s stem cell programs seek to repair or repopulate neural or other tissue that has been damaged or lost as a result of disease or injury. StemCells is the first company to directly identify and isolate human neural stem cells from normal brain tissue. These stem cells are expandable into cell banks for therapeutic use, which demonstrates the feasibility of using normal, non-genetically modified cells as cell-based therapies. StemCells is the only publicly traded company solely focused on stem cell research and development and has approximately 39 U.S. and 100 non-U.S. patents, as well as 100 patent applications pending worldwide. Further information about the Company is available on its web site at: www.stemcellsinc.com.

Apart from statements of historical facts, the text of this press release constitutes forward-looking statements regarding, among other things, the future business operations of StemCells, Inc. (“the Company”). The forward-looking statements speak only as of the date of this news release. StemCells does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in the forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties regarding the Company’s ability to obtain the capital resources needed to continue its current research and development operations and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; the fact that the Company’s stem cell technology is at the pre-clinical stage and has not yet led to the development of any proposed product; the uncertainty whether the Company will be able to file an IND in the time it projects and whether the FDA will permit it to proceed to clinical testing; the uncertainty whether the Company will achieve revenues from product sales or become profitable; uncertainties regarding the Company’s obligations in regard to its former encapsulated cell therapy facilities in Rhode Island; and other factors that are described in Exhibit 99 to the Company’s Annual Report on Form 10-K entitled “Cautionary Factors Relevant to Forward-Looking Statements.”

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